Exhibit 10.1

Asset Purchase Agreement between the Company and Brookridge Funding, LLC

ASSET PURCHASE AGREEMENT

among

BROOKRIDGE FUNDING SERVICES, LLC

and

BROOKRIDGE FUNDING, LLC,

and

ANCHOR FUNDING SERVICES, INC.

and

MICHAEL P. HILTON,

JOHN A. MCNIFF III

December 4, 2009

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into as of December 4, 2009, by and among Brookridge Funding Services, LLC, a North Carolina limited liability company and wholly-owned Subsidiary of Parent (“Buyer”), Brookridge Funding, LLC, a Delaware limited liability company (“Seller”), Anchor Funding Services, Inc., a Delaware corporation (“Parent”), Michael P. Hilton, a resident of the State of Connecticut (“Hilton”), and John A. McNiff III, a resident of the State of Connecticut (“McNiff” and together with Hilton, the “Members” and each a “Member”).

STATEMENT OF PURPOSE

Parent, by and through Buyer has agreed to purchase from Seller, and Seller has agreed to sell to Buyer, substantially all of Seller’s assets for the consideration, including Buyer’s assumption of certain stated liabilities, and on the terms and subject to the conditions set forth in this Agreement.  Certain defined terms are included in Exhibit A attached hereto.

Parent has agreed to provide the majority of the capital necessary to acquire the assets of Seller pursuant to this Agreement and fund the initial working capital requirements of Buyer and assume Buyer’s obligations with respect to the Cash Purchase Price and the Contingent Purchase Price Consideration.

SALE AND PURCHASE OF ASSETS

Sale and Purchase of Assets

Seller hereby sells, assigns, transfers and conveys to Buyer, and Buyer hereby purchases, acquires and accepts from Seller, free and clear of all Encumbrances other than Permitted Encumbrances, all of Seller’s assets of every kind and description (other than the Excluded Assets) on the Closing Date (the “Purchased Assets”), including the following assets of Seller (other than the Excluded Assets):

All equipment, fixtures, furniture, office equipment, computer hardware, supplies, and other items of tangible personal property (the “Tangible Personal Property”);

All rights and interests in and to any Contracts other than Excluded Contracts;

All Client Transaction Rights with respect to the Clients (the “Acquired Clients”) identified on Schedule 0 (the “Acquired Client Transaction Rights”);

All Intellectual Property;

All business and financial records, books, ledgers, files, correspondence, documents, lists, studies and reports, including customer lists, whether written, electronically stored or otherwise recorded (the “Books and Records”);

All goodwill and all sales, advertising, promotional and marketing information and materials;

All telephone, fax and pager numbers and e-mail addresses assigned to Seller;

All Permits;

All rights of Seller to causes of action, lawsuits, judgments, claims and demands of any nature and all counterclaims, rights of setoff, rights of indemnification and affirmative defenses to any claims that may be brought against Buyer by third parties, except for any such rights under the Excluded Lawsuits (as defined in sub-paragraph 0 below);

All benefits under all insurance policies to which Seller is a party, a named insured or otherwise the beneficiary of coverage (the “Insurance Policies”); and

All other properties and assets to the extent Seller has any rights thereto or interests therein, whether a present or future interest, an inchoate right or otherwise and whether such properties or assets are tangible or intangible and whether or not of a type falling within any of the categories of assets or properties described above.

Excluded Assets

Seller will retain ownership of the following assets of Seller (collectively, the “Excluded Assets”):

All cash, cash equivalents and short-term investments;

Excluded Clients;

Organizational Documents, stock books, stock ledgers, minute books and Tax Returns;

Those Contracts, if any, listed on Schedule 00 (the “Excluded Contracts”);

All rights to causes of action, lawsuits, judgments, claims and demands of any nature and all counterclaims, rights of setoff, rights of indemnification and affirmative defenses to any claims that may be brought against Seller by third parties, in each case to the extent that they relate to the Excluded Assets or Excluded Liabilities;

All rights under the Excluded Lawsuits (as defined in sub-paragraph 0 below);

All rights under any Transaction Document;

The note issued by Fairfield Factors to Seller a copy of which is attached to Schedule 0; and

Those assets, if any, listed on Schedule 00.

Assumed Liabilities

Buyer hereby assumes and agrees to pay, perform and discharge only the following Liabilities of Seller (collectively, the “Assumed Liabilities”):  (i) Liabilities to be performed after the Closing Date under the executory Contracts listed on Schedule 0 (but not including any Excluded Contracts) (the “Assumed Contracts”), provided, however, that such Liabilities will only be Assumed Liabilities to the extent that all benefits under such Contracts or Permits are transferred to Buyer pursuant to this Agreement and the existence of such Liabilities does not constitute a breach of the representations and warranties of Seller set forth in this Agreement or in such Contract or Permit; and (ii) Liabilities incurred by Buyer following the Closing through its operation of the Business.

Excluded Liabilities

The Excluded Liabilities will remain the sole responsibility of and will be retained, paid, performed and discharged as and when due solely by Seller.  “Excluded Liabilities” means every Liability of Seller, other than the Assumed Liabilities, including:

All Liabilities under any Transaction Document;

All Liabilities for Taxes (whether federal, state, local or foreign), including Taxes incurred in respect of or measured by (i) the sales of goods or services by Seller, (ii) the wages or other compensation paid by Seller to its employees, (iii) the value of Seller’s property (personal as well as real property), (iv) the income of Seller earned on or realized prior to the Closing Date, and (v) any gain and income from the sale of the Purchased Assets and other Transactions;

Liabilities incurred by Seller prior to the Closing through its operation of the Business, including any amounts due to counter-parties under the Assumed Contracts for any period of time occurring prior to the Closing Date (including any fees due to third-party brokers in respect of Acquired Client Transaction Rights);

All Liabilities under any Excluded Contracts;

All Liabilities to indemnify any Person (including any Member) by reason of the fact that such Person was a director, officer, employee or agent of Seller unless indicated otherwise by the terms hereof; and

All Liabilities arising out of the transactions or occurrences that are the subject matter of the claims set forth in Brookridge Funding  v. Seascape Seafoods, Inc. et al. and Brookridge Funding Corp. v. King & Prince Seafood Corp. and Paul J. Obirek (collectively, the “Excluded Lawsuits”).

Purchase Price

The purchase price for the Purchased Assets (the “Purchase Price”) is (i) the Book Value of the Acquired Client Transaction Rights on the Closing Date (the “Cash Purchase Price”), plus (ii) the Contingent Purchase Price Consideration, if any, plus (iii) the assumption of the Assumed Liabilities.  At or prior to the Closing Date, Parent shall contribute the sum of One Million Two Hundred Thousand ($1,200,000) Dollars to Buyer in order to obtain an eighty (80%) percent equity stake in Buyer, while Hilton and McNiff or entities controlled by them shall each contribute the sum of One Hundred Fifty Thousand ($150,000) Dollars to Buyer, in order for each to obtain a ten (10%) percent equity stake in Buyer.

Subject to the terms and conditions of this Agreement, Buyer will pay the Cash Purchase Price at Closing as follows:  (i) all amounts necessary to discharge all Secured Debt to the holders of the Secured Debt and any amounts due to Brookridge Trade Finance, LLC in connection with the Trade Finance Assignment by wire transfer of immediately available funds to bank accounts designated by such parties (the “Debt Repayment Amount”) and (ii) an amount equal to the total Cash Purchase Price less the Debt Repayment Amount to Seller by wire transfer of immediately available funds to a bank account designated by Seller.

To the extent that total amounts collected by Buyer on the Purchase Orders or Receivables related to any Acquired Client Transaction Rights set forth on Schedule 0 within 120 days after the Closing Date is less than the Cash Purchase Price, Seller shall be obligated to Buyer the amount of such deficit provided if Sellers fails to do so each Member shall be obligated to pay to Buyer one-half of the amount of such deficit; provided, that if Buyer subsequently collects on any such Purchase Order or Receivable, any amounts so collected shall be used to reimburse a Seller or a Member to the extent Seller or the Member has previously made a payment to Buyer in respect thereof.

Contingent Purchase Price Consideration

Buyer shall pay and Seller shall receive, the following contingent purchase price consideration:  (i) for each of the fiscal quarters ending March 31, 2010 (and for this period including from the Closing Date through December 31, 2009), June 30, 2010, September 30, 2010, December 31, 2010, March 31, 2011, June 30, 2011, September 30, 2011, December 31, 2011, March 31, 2012, June 30, 2012, September 30, 2012, December 31, 2012, March 31, 2013, June 30, 2013, September 30, 2013, December 31, 2013, March 31, 2014, June 30, 2014, September 30, 2014 and December 31, 2014 (each such period, a “Measurement Period”), Buyer shall pay to Seller a dollar amount equal to twenty (20%) percent of the amount by which Buyer’s Net Operating Income exceeds zero for such quarter; and (ii) if Buyer’s Net Operating Income for any four (4) consecutive Measurement Periods exceeds $700,000 in the aggregate, Buyer shall pay to Seller an additional 20% of Buyer’s Net Operating Income for each such Measurement Period.  The consideration referred to above in (i) and (ii) of this paragraph 0 are collectively referred to as the “Contingent Purchase Price Consideration”).

Notwithstanding anything stated to the contrary in this Agreement, (i) if Buyer’s Net Operating Income is negative for any Measurement Period, Buyer’s Net Operating Income for the subsequent quarter(s) shall be reduced by the amount by which Buyer’s Net Operating Income was less than zero and (ii) the total Contingent Purchase Price Consideration payable by Buyer to Seller on account of Section 00 shall not exceed $800,000 (the “Cap”) in the aggregate.

Buyer shall pay to Seller the Contingent Purchase Price Consideration with respect to a specific fiscal quarter set forth in Section 00, if any such Contingent Purchase Price Consideration is owed, within 10 days after final determination of such amount in accordance with Section 0 below by wire transfer of immediately available funds to an account designated by Seller.

Within 15 days after the end of each Measurement Period, Buyer shall deliver to Seller Buyer’s calculation of the Contingent Purchase Price Consideration for such quarter together with reasonable supporting documentation.  If Seller disagrees with the calculation of Buyer’s Net Operating Income for such Measurement Period, Seller must deliver to Buyer, within 15 days after the date Buyer delivered the Contingent Purchase Price Consideration calculation for such Measurement Period to Seller, a written description of each such disagreement.  If Seller does not object to the calculation of Buyer’s Net Operating Income for such Measurement Period within such time, the calculation of the Contingent Purchase Price Consideration for such Measurement Period shall be final and binding upon the Parties.  Buyer and Seller will negotiate in good faith to resolve any such disagreements.  If, after a period of 30 days following the date on which such written description is delivered, Buyer and Seller have not resolved each such disagreement, then (i) Buyer and Seller shall continue in good faith to resolve such disagreements or (ii) either Buyer or Seller will be entitled to cause the Parties to enter into binding arbitration to resolve such disagreements as provided in Section 0.  Within 30 days after final determination of the calculation of the Contingent Purchase Price Consideration for such quarter by the arbitrator, Buyer shall pay to Seller any additional amounts due or Seller shall repay to Buyer any overpayment made, as determined in accordance with this Section 0.

Notwithstanding anything stated to the contrary in this Agreement, Buyer shall have no obligation to pay any Contingent Purchase Price Consideration for any Measurement Period if on the last day of that Measurement Period neither of the Members shall be employed by Buyer.

In accordance with the Operating Agreement, at the Closing Parent shall assume Buyer’s obligations to pay the Contingent Purchase Price Consideration to Seller in accordance with this Section 0.

Closing

The closing of the Transactions to be performed on the Closing Date (the “Closing”) will take place at the offices of K&L Gates LLP in Charlotte, North Carolina on the later of (a) December 7, 2009, or (b) the second Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Transactions to be performed on the Closing Date (other than conditions with respect to actions the Parties will take at the Closing) or such other date as Buyer and Seller may mutually determine (the “Closing Date”).  Subject to the consummation of the Closing on the Closing Date, the sale, assignment, transfer and conveyance to Buyer of the Purchased Assets and the assumption by Buyer of the Assumed Liabilities will be deemed effective as of 11:59 p.m. local time on the Closing Date.

Allocation of Purchase Price

 The Purchase Price will be allocated among the Purchased Assets as agreed upon by Parent and Seller as soon as practicable following the Closing.  Buyer and Seller agree (a) that any such allocation is consistent with the requirements of Code § 1060, (b) to complete and file IRS Form 8594, or a successor form, and any amendments thereto, as and when required by applicable Law and (c) that the Purchase Price, as finally determined hereunder, reflects the fair market value of the Purchased Assets.

Representations and Warranties Regarding the Members

Each Member, as limited by Members’ Liability Cap as set forth in Article VIII below, severally represents and warrants to Buyer as follows:

Organization and Authority

Such Member has full power, authority and legal capacity to execute and deliver the Transaction Documents to which such Member is a party and to perform such Member’s obligations thereunder.  This Agreement constitutes the valid and legally binding obligation of such Member, enforceable against such Member in accordance with the terms of this Agreement.  Upon the execution and delivery by such Member of each Transaction Document to which such Member is a party, such Transaction Document will constitute the valid and legally binding obligation of such Member, enforceable against such Member in accordance with the terms of such Transaction Document.

Equity Ownership

Such Member owns of record and beneficially the Interests set forth next to such Member’s name on Schedule 0 free and clear of any Encumbrance or restriction on transfer (other than any restriction under any securities Law and Encumbrances listed on Schedule 0).  Except as set forth on Schedule 0, such Member is not a party to (a) any option, warrant, purchase right, right of first refusal, call, put or other Contract that could require such Member to sell, transfer or otherwise dispose of any Interest or (b) any voting trust, proxy or other Contract relating to the voting of any Interest.

No Conflicts

Neither the execution and delivery of this Agreement nor the performance of the Transactions will, directly or indirectly, with or without notice or lapse of time:  (a) violate any Law to which such Member is subject; or (b) violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of or give any Person the right to accelerate the maturity or performance of, or to cancel, terminate, modify or exercise any remedy under, any Contract to which such Member is a party or by which such Member is bound or the performance of which is guaranteed by such Member.  Such Member is not required to notify, make any filing with, or obtain any Consent of any Person in order to perform the Transactions.

Litigation

There is no Proceeding pending or, to the Knowledge of such Member, threatened or anticipated against such Member relating to or affecting the Transactions.

No Brokers’ Fees

Except as set forth on Schedule 0, such Member has no Liability for any fee, commission or payment to any broker, finder or agent with respect to the Transactions to be performed on or about the Closing Date for which Buyer could be liable.

REPRESENTATIONS AND WARRANTIES REGARDING SELLER

Seller, and Members, as limited by the Members’ Liability Cap as set forth in Article VIII below, jointly and severally represent and warrant to Buyer as follows:

Organization, Qualification and Corporate Power

Schedule 0 sets forth Seller’s jurisdiction of organization, the other jurisdictions in which it is qualified to do business, and its managers and officers.  Seller is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.  Seller has delivered to Buyer correct and complete copies of the Organizational Documents of Seller.

Capitalization

All of the Interests of Seller have been duly authorized and are validly issued and outstanding, are owned by the Members, are not subject to capital call by Seller, and constitute all of the issued and outstanding limited liability company membership interests or other equity securities of Seller.  Seller does not have any Subsidiaries.  Seller does not control directly or indirectly or have any direct or indirect equity interest in any Person.

Authority

Seller has full limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution, delivery and performance by Seller of this Agreement have been approved by the Members.  At Closing, the execution and delivery by Seller of each Transaction Document to which Seller is a party and the performance by Seller of the Transactions will have been duly authorized by all requisite limited liability action on its part.  This Agreement constitutes the valid and legally binding obligation of Seller, enforceable against Seller in accordance with the terms of this Agreement.

No Conflicts

Except as set forth on Schedule 0, neither the execution and delivery of this Agreement nor the performance of the Transactions will, directly or indirectly, with or without notice or lapse of time:  (a) violate any Law to which Seller or any Purchased Asset is subject; (b) violate any Permit held by Seller or give any Governmental Body the right to terminate, revoke, suspend or modify any Permit held by Seller; (c) violate any Organizational Document of Seller; (d) violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of or give any Person the right to accelerate the maturity or performance of, or to cancel, terminate, modify or exercise any remedy under, any Contract to which Seller is a party or by which Seller is bound or to which any Purchased Asset is subject or under which Seller has any rights or the performance of which is guaranteed by Seller; (e) cause Buyer to have any Liability for any Tax; (f) result in the imposition of any Encumbrance upon any Purchased Asset.  Except as set forth on Schedule 0, Seller is not required to notify, make any filing with, or obtain any Consent of any Person in order to perform the Transactions.

Financial Statements

Attached to Schedule 0 are the following financial statements (collectively, the “Financial Statements”):  (i) audited balance sheet of Seller as of December 31, 2008, and statements of income, changes in members’ capital, and cash flow for the fiscal year then ended, together with the notes thereto and the reports thereon of Reynolds & Rowella, LLP, independent certified public accountants; (ii) unaudited balance sheets of Seller as of December 31 for each of the years 2005 to 2007, and statements of income for each of the fiscal years then ended; and (iii) an unaudited balance sheet (the “Interim Balance Sheet”) of Seller as of September 30, 2009, and statements of income for the nine-month period then ended.  The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, and present fairly the financial condition of Seller as of and for their respective dates; provided, however, that the financial statements described in clauses (ii) and (iii) above lack notes (which, if presented, would not differ materially from the notes accompanying the Balance Sheet) and the interim financial statements described in clause (iii) above are subject to normal, recurring year-end adjustments (which will not be, individually or in the aggregate, materially adverse).

The Books and Records (i) are complete and correct in all material respects and all transactions to which Seller is or has been a party are accurately reflected therein in all material respects on an accrual basis, (ii) reflect all losses incurred by Seller in respect of the Acquired Clients during the periods covered thereby, (iii) have been maintained in accordance with customary and sound business practices in Seller’s industry, (iv) form the basis for the Financial Statements and (v) reflect in all material respects the assets, liabilities, financial position, results of operations and cash flows of Seller on an accrual basis.

Absence of Certain Changes

Except as set forth on Schedule 0, since the Balance Sheet Date:

Seller has not sold, leased, transferred or assigned any asset, other than for fair consideration in the ordinary course of business;

Seller has not experienced any damage, destruction or loss (whether or not covered by insurance) to its property or assets in excess of $10,000;

other than Funding Agreements entered into in the ordinary course of business, Seller has not entered into any Contract (or series of related Contracts) involving the payment or receipt of more than $10,000 or that cannot be terminated without penalty on less than six months notice, and no Person has accelerated, terminated, modified or canceled any Contract (or series of related Contracts) involving more than $10,000 to which Seller is a party or by which Seller or any of its assets are bound;

no Encumbrance (other than any Permitted Encumbrance) has been imposed upon any asset of Seller;

Seller has not made any capital expenditure (or series of related capital expenditures) involving more than $10,000 or made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans or acquisitions) involving more than $10,000;

Seller has not issued, created, incurred or assumed any Indebtedness (or series of related Indebtedness) involving more than $10,000 in the aggregate or delayed or postponed the payment of accounts payable or other Liabilities beyond the original due date;

Seller has not canceled, compromised, waived or released any right or claim (or series of related rights or claims) or any Indebtedness (or series of related Indebtedness) owed to it, in any case involving more than $10,000;

Seller has not (i) conducted the Business outside the ordinary course of business consistent with past practices, (ii) entered into any employment Contract or modified the terms of any existing employment Contract, (iii) granted any increase in the base compensation of any of its directors, officers or, except in the ordinary course of business, employees, or (iv) adopted, amended, modified or terminated any Employee Benefit Plan or other Contract for the benefit of any of its managers, officers or employees;

there has not been any Proceeding commenced nor, to the Knowledge of Seller, threatened or anticipated relating to or affecting Seller, the Business or any asset owned or used by Seller;

there has not been (i) any loss of any material customer, distribution channel, or the receipt of any notice that such a loss may be pending, (ii) any occurrence, event or incident related to Seller outside of the ordinary course of business or (iii) any material adverse change in the Business, operations, properties, prospects, assets, Liabilities or condition (financial or otherwise) of Seller and no event has occurred or circumstance exists that may result in any such material adverse change; and

Seller has not agreed or committed to any of the foregoing.

No Undisclosed Liabilities

Except as set forth on Schedule 0, Seller has no Liability (and no basis exists for any Liability), except for (a) Liabilities under executory Contracts that are either listed on Schedule 0 or are not required to be listed thereon, excluding Liabilities for any breach of any executory Contract, (b) Liabilities to the extent reflected or reserved against on the Interim Balance Sheet and (c) current Liabilities incurred in the ordinary course of business since the Interim Balance Sheet Date (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract, breach of warranty, tort, infringement or violation of Law).  Schedule 0 sets forth the names of the holders of the Secured Debt and the amount of Secured Debt owed to each such holder as of the Closing Date.

Title to and Sufficiency of Assets

Except as set forth on Schedule 0, Seller has good and marketable title to, or a valid leasehold interest in, the Purchased Assets, free and clear of any Encumbrances except Permitted Encumbrances.  The Purchased Assets include all tangible and intangible property and assets (except for the Excluded Assets) necessary for the continued conduct of the Business after Closing in the same manner as conducted prior to Closing.  The transfer of the Purchased Assets hereunder will convey to Buyer good, valid and indefeasible title to the Purchased Assets, free and clear of any Encumbrances except Permitted Encumbrances.

Tangible Personal Property

Schedule 0 lists each item of Tangible Personal Property that has a net book value in excess of $500 and its net book value.

Acquired Client Transaction Rights

Bona Fide Accounts.  Schedule 00 lists each Acquired Client and, gross funds employed thereon, applicable client reserves and the amount of each related Purchase Order and Receivable and the aging thereof.  The amounts set forth on Schedule 00 represent bona fide amounts due thereunder from Account Debtors and for which the applicable Clients are contingently liable.  To Seller’s Knowledge, the Purchase Orders and Receivables set forth on Schedule 00 are collectible in accordance with their terms and there is no contest, claim or right to set-off under any Contract with any obligor relating to the amount or validity of such Purchase Order or Receivable.

Excluded Clients. Schedule 00 lists each Excluded Client and all amounts due to Seller thereunder as of the Closing Date.

Good Title; No Existing Encumbrances.

  Seller has good title to the Acquired Client Transaction Rights.  The Acquired Client Transaction Rights are free and clear of all Encumbrances thereon other than any Permitted Encumbrances, and no financing statement covering any Acquired Client Transaction Rights is on file in any public office against Seller or to its Knowledge any Client, other than any evidencing Permitted Encumbrances and other than any evidencing Seller’s interest therein as purchaser thereof under a Client Agreement.

(d)           Right to Assign; No Further Encumbrances.  Seller has the full right, power and authority to sell and assign the Acquired Client Transaction Rights and hereafter will not pledge, hypothecate, grant a security interest in, sell, assign, transfer, or otherwise dispose of the Acquired Client Transaction Rights, or any interest therein, other than to Buyer in accordance with the terms and conditions of this Agreement.

(e)           Documentation.  Seller represents and warrants that it has heretofore delivered to Buyer, or made available to Buyer for review, true and correct copies of all of its Client Documentation and all of such Client Documentation is in full force and effect on the date hereof.  Seller further represents and warrants that it has filed appropriate financing statements in all appropriate jurisdictions with respect to the Acquired Client Transaction Rights against all Account Debtors and that Seller has a first priority lien on Acquired Client Transaction Rights existing on the date hereof.

Real Property

Seller owns no real property.  Schedule 0 lists all of the real property and interests therein leased, subleased or otherwise occupied or used by Seller (with all easements and other rights appurtenant to such property, the “Real Property”).  For each item of Real Property, Schedule 0 also lists the lease term, the lease rate, and the lease pursuant to which Seller holds a possessory interest in the Real Property and all amendments, renewals or extensions thereto (each, a “Lease”).  The Real Property complies with all Laws, including zoning requirements, and Seller has not received any notifications from any Governmental Body or insurance company recommending improvements to the Real Property or any other actions relative to the Real Property.

Contracts.

Schedule 0 lists the following Contracts to which Seller is a party or by which Seller is bound or to which any asset of Seller is subject or under which Seller has any rights or the performance of which is guaranteed by Seller (collectively, with the Leases, Licenses and Insurance Policies, the “Material Contracts”):  (i) each Client Agreement; (ii) each other Contract (or series of related Contracts) that involves delivery or receipt of products or services of an amount or value in excess of $25,000, that was not entered into in the ordinary course of business or that involves expenditures or receipts in excess of $25,000; (iii) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property; (iv) each licensing agreement or other Contract with respect to Intellectual Property, including any agreement with any current or former employee, consultant, or contractor regarding the appropriation or the non-disclosure of any Intellectual Property; (v) each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees; (vi) each joint venture, partnership or Contract involving a sharing of profits, losses, costs or Liabilities with any other Person; (vii) each Contract containing any covenant that purports to restrict the business activity of Seller or limit the freedom of Seller to engage in any line of business or to compete with any Person; (viii) each Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods, including each Broker Agreement; (ix) each Contract for Indebtedness; (x) each employment or consulting Contract; and (xi) each Participation Agreement.

Seller has delivered to Buyer a correct and complete copy of each written Material Contract.  Each Material Contract, with respect to Seller, is legal, valid, binding, enforceable, in full force and effect and will continue to be so on identical terms following the Closing Date.  Each Material Contract, with respect to the other parties to such Material Contract, to the Knowledge of Seller, is legal, valid, binding, enforceable, in full force and effect and will continue to be so on identical terms following the Closing Date.  Seller is not in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration, under any Material Contract.  To the Knowledge of Seller, no other party is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration, under any Material Contract.  No party to any Material Contract has repudiated any provision of any Material Contract.

Intellectual Property

Seller owns or has the right to use all Intellectual Property used in connection with the operation of the Business as presently conducted.

To the Knowledge of Seller, Seller has not violated or infringed upon or otherwise come into conflict with any Intellectual Property of third parties, and Seller has not received any notice alleging any such violation, infringement or other conflict.  To the Knowledge of Seller, no third party has infringed upon or otherwise come into conflict with any Intellectual Property of Seller.

Tax.  Seller has timely filed with the appropriate Governmental Body all Tax Returns that Seller is required to have filed.  All Tax Returns filed by Seller are true, correct and complete in all respects.  All Taxes owed (or to be remitted) by Seller (whether or not shown on any Tax Return) have been paid to the proper Governmental Body.

Legal Compliance

Except as set forth on Schedule 0, Seller is, and since January 1, 2005, has been, in compliance in all material respects with all applicable Laws and Permits.  Except as set forth on Schedule 0, no Proceeding is pending, nor since January 1, 2005, has been filed or commenced, against Seller alleging any failure to comply with any applicable Law or Permit.  No event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a violation by Seller of any Law or Permit.  Seller has not received any notice or other communication from any Person regarding any actual, alleged or potential violation by Seller of any Law or Permit or any cancellation, termination or failure to renew any Permit held by Seller.  Schedule 0 contains a complete and accurate list of each Permit held by Seller or that otherwise relates to the Business or any asset owned or leased by Seller.  Each Permit listed or required to be listed on Schedule 0 is valid and in full force and effect.  The Permits listed on Schedule 0 constitute all of the Permits necessary to allow Seller to lawfully conduct and operate the Business as currently conducted and operated and to own and use its assets as currently owned and used.

Litigation

.  Except as set forth on Schedule 0, there is no Proceeding pending or, to the Knowledge of Seller, threatened or anticipated relating to or affecting (a) Seller or the Business or any asset owned or used by it or (b) the Transactions.  To the Knowledge of Seller, no event has occurred or circumstance exists that would reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding.  The Proceedings listed in Schedule 0 have not resulted in and are not reasonably likely to result in any Material Adverse Effect.  Except as set forth on Schedule 0, there is no outstanding Order to which Seller or any asset owned or used by Seller is subject.  Schedule 0 lists all Proceedings pending at any time since January 1, 2004, in which Seller has been named as a defendant (whether directly, by counterclaim or as a third-party defendant) and all Proceedings pending at any time since January 1, 2004, in which Seller has been a plaintiff.  Schedule 0 lists all Orders in effect at any time since January 1, 2004, to which Seller has been subject or any asset owned or used by Seller is subject.

Environmental

To the Knowledge of Seller and Members, except as set forth on Schedule 0, Seller and each of its predecessors have complied and is in compliance with all Environmental Laws.  Seller has received no written or oral notice, report or other information regarding any actual or alleged violation of any Environmental Law, or any Liabilities or potential Liabilities, including any investigatory, remedial or corrective obligations, relating to it or its facilities arising under any Environmental Law.

Employees

Schedule 0 sets forth the name, job title, current rate of direct compensation, date of commencement of employment, any change in compensation since December 31, 2008 and sick and vacation leave that is accrued and unused with respect to each Active Employee.  Seller is not, nor has Seller been, a party to or bound by any collective bargaining agreement.  To the Knowledge of Seller, no employee, officer or manager of Seller is a party to or bound by any agreement that (i) could adversely affect the performance of his or her duties as an employee, officer or manager other than for the benefit of Seller, (ii) could adversely affect the ability of Seller to conduct the Business, (iii) restricts or limits in any way the scope or type of work in which he or she may be engaged other than for the benefit of Seller or (iv) requires him or her to transfer, assign or disclose information concerning his or her work to anyone other than Seller.  To the Knowledge of Seller, no officer or employee of Seller has any plans to accept employment with any Person other than Buyer after Closing.

Employee Benefits

Schedule 0 lists each Employee Benefit Plan that Seller maintains or to which Seller contributes, has any obligation to contribute or has any other Liability.

Each such Employee Benefit Plan (and each related trust, insurance contract or fund) complies in form and in operation in all respects with the applicable requirements of ERISA, the Code and other applicable Laws.

All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

Transactions with Related Persons

Except as set forth in Schedule 0, for the past five years, neither any equity owner, officer, manager or employee of Seller nor any Related Person of any of the foregoing has (a) owned any interest in any asset used in the Business or (b) been involved in any business transaction with Seller.  Except as set forth in Schedule 0, neither any equity owner, officer, manager or employee of Seller nor any Related Person of any of the foregoing (i) is a party to any Contract with, or has any claim or right against, Seller or (ii) has any Indebtedness owing to Seller.  Except as set forth in Schedule 0, Seller (A) has no claim or right against any equity owner, officer, manager or employee of Seller nor any Related Person of any of the foregoing or (B) has any Indebtedness owing to any equity owner, officer, manager or employee of Seller nor any Related Person of any of the foregoing.

Solvency

Seller is not now insolvent and will not be rendered insolvent by any of the Transactions.  As used in this section, “insolvent” means that the sum of the debts and other probable Liabilities of Seller exceeds the present fair saleable value of Seller’s assets.  Immediately after giving effect to the Transactions: (a) Seller will be able to pay its Liabilities (including the Excluded Liabilities) as they become due in the usual course of business, (b) Seller will not have unreasonably small capital with which to conduct its present or proposed business, (c) Seller will have assets (calculated at fair market value) that exceed its Liabilities and (d) taking into account all pending and threatened litigation, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms and all other obligations of Seller.

Insurance

Seller has delivered to Buyer true and complete copies of each Insurance Policy and each pending application of Seller for any insurance policy.  Seller has no self-insurance arrangements.  Seller has been covered since its organization by insurance in scope and amount customary and reasonable for the businesses in which it has been engaged during such period.  Seller is in compliance with all obligations relating to insurance created by Law or any Contract to which Seller is a party.

No Brokers’ Fees

Except as set forth on Schedule 0, Seller has no Liability for any fee, commission or payment to any broker, finder or agent with respect to the Transactions.

No Acceleration of Rights and Benefits

Except for customary professional fees incurred in connection with the Transactions or as set forth on Schedule 0, Seller has not made, nor is Seller obligated to make, any payment to any Person in connection with the Transactions or any change of control.  No rights or benefits of any Person have been (or will be) accelerated, increased or modified and no Person has the right to receive any payment or remedy (including rescission or liquidated damages), in each case as a result of a change of control or the consummation of the Transactions.  Except as set forth on Schedule 0, Seller is not party to any Contract which, by its terms, will require Buyer or Seller to support its obligations under such contract with a letter of credit or other collateral.

Disclosure

No representation or warranty contained in this 0 and no statement in any Schedule related thereto contains any untrue statement of material fact or omits to state any material fact necessary to make the statements therein not misleading.  To the Knowledge of Seller, there is no impending change in the Business or in Seller’s competitors, relations with employees, suppliers or customers, or in any Laws affecting the Business that (a) has not been disclosed in the Schedules to the representations and warranties in this 0 and (b) has resulted in or is reasonably likely to result in any Material Adverse Effect.

REPRESENTATIONS AND WARRANTIES REGARDING BUYER AND PARENT

Buyer and Parent, jointly and severally represent and warrant to Seller as follows:

Organization and Authority

Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.  Parent is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.  Buyer and Parent each have full limited liability company or corporate power, as applicable, and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder.  The execution and delivery by Buyer and Parent of each Transaction Document to which Buyer and Parent are a party and the performance by Buyer and Parent of the Transactions have been duly approved by all requisite limited liability company or corporate action, as applicable, on their part.  This Agreement constitutes the valid and legally binding obligation of Buyer and Parent, enforceable against Buyer and Parent in accordance with the terms of this Agreement.

No Conflicts

Neither the execution and delivery of this Agreement nor the performance of the Transactions will, directly or indirectly, with or without notice or lapse of time:  (a) violate any Law to which Buyer or Parent are subject; (b) violate any Organizational Document of Buyer or Parent; or (c) violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of or give any Person the right to accelerate the maturity or performance of, or to cancel, terminate, modify or exercise any remedy under, any Contract to which Buyer or Parent are a party or by which Buyer or Parent are bound or the performance of which is guaranteed by Buyer or Parent.  Buyer and Parent are not required to notify, make any filing with, or obtain any Consent of any Person in order to perform the Transactions.

Litigation

There is no Proceeding pending or, to the Knowledge of Buyer or Parent, threatened or anticipated against Buyer or Parent relating to or affecting the Transactions.

No Brokers’ Fees

Neither Buyer nor Parent has Liability for any fee, commission or payment to any broker, finder or agent with respect to the Transactions for which Seller could be liable.

PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the period between the date hereof and the Closing:

Capitalization and Funding of Buyer by Parent

At the Closing and as described in the Operating Agreement, Parent and Members shall make the capital contributions to Buyer specified therein and Buyer and the applicable lenders shall enter into the Credit Agreement and the initial closing thereunder shall occur.  An additional Line of Credit in the amount of One Million ($1,000,000) Dollars, with an applicable annual interest rate of twenty (20%) percent shall be made available to Buyer by Parent, or an affiliate of Parent, in the event Parent is satisfied with the financial performance of Buyer and such additional funding is needed by Buyer.  In accordance with the Employment Agreements, each Member shall guaranty the Credit Agreement for $300,000; provided Buyer and Parent acknowledge that no other guarantees of Buyer’s debt will required from the Members.

Best Efforts

Each Party will use its best efforts to take all actions necessary, proper or advisable in order to perform the Transactions (including satisfaction, but not waiver, of the closing conditions set forth in 0).

Consents and Approvals

As promptly as practicable after the date hereof, Seller and the Members will make all filings required by Law to be made by them in order to perform the Transactions contemplated to be performed on or before the Closing Date.  As promptly as practicable after the date hereof, Seller will solicit the Consents set forth on Schedule 0, but not prior to Buyer’s approval of the form and substance of each such Consent, which approval will not be unreasonably withheld or delayed.  Seller will use its best efforts (at its expense), and Buyer will cooperate in all reasonable respects with Seller to obtain prior to the Closing all such Consents; provided, however, that such cooperation will not include any requirement to pay any consideration, to agree to any undertaking or modification to a Contract or Permit or to offer or grant any financial accommodation not required by the terms of such Contract or Permit.

Operation of Business

Seller will, and the Members will cause Seller to: (a) conduct the Business only in the ordinary course of business; (b) use their best efforts to maintain the Business and the properties, physical facilities and operations of Seller, preserve intact the current business organization of Seller, keep available the services of the current officers, employees and agents of Seller, and maintain the relations and goodwill with suppliers, customers, lessors, licensors, lenders, creditors, employees, agents and others having business relationships with Seller; and (c) confer with Buyer concerning matters of a material nature to Seller.

Exclusivity

.  Seller and each Member agree that it will not, and will cause its Representatives not to, directly or indirectly:  (a) solicit, initiate or encourage any inquiry, proposal, offer or contact from any Person (other than Buyer and its Affiliates and Representatives) relating to any transaction involving the sale of any equity interest or assets (other than the sale of Inventory in the ordinary course of business) of Seller or any acquisition, divestiture, merger, share exchange, consolidation, business combination, recapitalization, redemption, financing or similar transaction involving Seller (in each case, an “Acquisition Proposal”); or (b) participate in any discussion or negotiation regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any Acquisition Proposal.  If any Person makes an Acquisition Proposal, Seller and the Members will immediately notify Buyer of such Acquisition Proposal and all related details.  Each Member agrees not to vote its Interests in favor of any transaction associated with an Acquisition Proposal.

Confidentiality, Press Releases and Public Announcements

Each Party will, and will cause its respective Representatives to, maintain in confidence all information received from another Party or a Representative of another Party in connection with this Agreement or the Transactions (including the existence and terms of this Agreement and the Transactions) and use such information solely to evaluate the Transactions, unless (a) such information is already known to the receiving Party or its Representatives, (b) such information is subsequently disclosed to the receiving Party or its Representatives by a third party that, to the Knowledge of the receiving Party, is not bound by a duty of confidentiality, (c) such information becomes publicly available through no fault of the receiving Party, (d) the receiving Party in good faith believes that the use of such information is necessary or appropriate in making any filing or obtaining any Consent required for the performance of the Transactions (in which case the receiving Party will use its best efforts to advise the other Parties prior to making the disclosure) or (e) the receiving Party in good faith believes that the furnishing or use of such information is required by or necessary or appropriate in connection with any Proceeding, Law or any listing or trading agreement concerning its publicly-traded securities (in which case the receiving Party will use its best efforts to advise the other Parties prior to making the disclosure).  No Party will issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of Buyer and Seller; provided, however, that notwithstanding the foregoing Parent may make the public disclosures regarding this Agreement and the transactions contemplated thereby required by applicable SEC regulations including filing a Form 8-K with the SEC and issuing a news release reporting entry into this Agreement and the consummation of the Closing without the prior approval of Seller.  Seller and Buyer will consult with each other concerning the means by which any employee, customer or supplier of Seller or any other Person having any business relationship with Seller will be informed of the Transactions, and Buyer will have the right to be present for any such communication.

CLOSING CONDITIONS

Conditions to Buyer’s Obligations

Buyer’s obligation to perform the Transactions contemplated to be performed on or about the Closing Date is subject to satisfaction, or written waiver by Buyer, of each of the following conditions:

Each of the following documents must have been delivered to Buyer and must be dated as of the Closing Date (unless otherwise indicated):

a bill of sale and assignment executed by Seller, in form satisfactory to Buyer;

the Operating Agreement, executed by Parent and each Member;

the Employment Agreements, executed by Hilton and McNiff;

an assignment and termination agreement executed by Seller and Lenders Funding, LLC pursuant to which Lenders Funding shall have assigned all of its rights in respect of Acquired Client Transaction Rights to Seller and released all Encumbrances on the Purchased Assets prior to the Closing;

an assignment and termination agreement executed by Seller and Myles Wittenstein pursuant to which Mr. Wittenstein shall have assigned all of his rights in respect of Acquired Client Transaction Rights to Seller and released all Encumbrances on the Purchased Assets prior to the Closing;

an assignment and termination agreement from Brookridge Trade Finance pursuant to which it shall have assigned all of its rights, title and interest in any of the Acquired Client Transaction Rights to Seller prior to the Closing (the “Trade Finance Assignment”);

such other bills of sale, assignments, certificates of title and other instruments of transfer (including UCC-3 amendments listing Buyer as the secured party for all Acquired Client Transaction Rights), all in form and substance reasonably satisfactory to Buyer, as are necessary or desirable to convey fully and effectively to Buyer all of the Purchased Assets in accordance with the terms of this Agreement; and

such other documents as Buyer may reasonably request for the purpose of (A) evidencing the accuracy of Seller’s and the Members’ representations and warranties, (B) evidencing Seller’s and the Members’ performance of, and compliance with, any covenant or agreement required to be performed or complied with by Seller or the Members, (C) evidencing the satisfaction of any condition referred to in this Section 0, (D) vesting in Buyer legal and beneficial title to the Purchased Assets or (E) otherwise facilitating the performance of the Transactions.

(i)           All of the representations and warranties of each Member in this Agreement must have been accurate in all material respects as of the date hereof and must be accurate in all material respects as if made on the Closing Date, (ii) each Member must have performed and complied with all of its covenants and agreements in this Agreement to be performed prior to or at the Closing, and (iii) each Member must deliver to Buyer at the Closing a certificate, in form and substance reasonably satisfactory to Buyer, confirming satisfaction, with respect to such Member, of the conditions in clauses (i) and (ii) above.

(i)           All of the representations and warranties of Seller in this Agreement must have been accurate in all material respects as of the date hereof and must be accurate in all material respects as if made on the Closing Date, except if necessary, the Seller Bringdown Certificate may include revised Schedules 0 and 0, (ii) Seller must have performed and complied with all of its covenants and agreements in this Agreement to be performed prior to or at the Closing; and (iii) Seller must deliver to Buyer at the Closing a certificate, in form and substance reasonably satisfactory to Buyer, confirming satisfaction of the conditions in Section 0 (the “Seller Bringdown Certificate”).

Each Consent listed on Schedule 0 must have been obtained, delivered to Buyer, be in full force and effect and be in the form approved by Buyer pursuant to Section 0.

Buyer must have completed all of its business, financial, accounting, legal and environmental due diligence to its satisfaction and the facts discovered as a result of such due diligence must be to its satisfaction.

The lenders under the Credit Agreement must have completed all of its business, financial, accounting, legal and environmental due diligence to their satisfaction and the facts discovered as a result of such due diligence must be to its satisfaction.

There must not be any Proceeding pending or threatened against Buyer or any of its Affiliates that (i) challenges or seeks damages or other relief in connection with any of the Transactions or (ii) may have the effect of preventing, delaying, making illegal or interfering with any of the Transactions.

The performance of the Transactions must not, directly or indirectly, with or without notice or lapse of time, violate any Law.

There shall not have occurred a Material Adverse Effect.

Buyer must have obtained all Permits necessary to operate the Business in all material respects as operated immediately prior to Closing.

Conditions to Seller’s Obligations

.  Seller’s and the Members’ obligations to perform the Transactions contemplated to be performed on or before the Closing Date are subject to satisfaction, or written waiver by Seller, of the following conditions:

Each of the following documents must have been delivered to Seller and must be dated as of the Closing Date (unless otherwise indicated):

an assumption agreement, executed by Buyer, in the form satisfactory to Seller;

the Employment Agreements, executed by Buyer;

the Credit Agreement;

the Cash Purchase Price; and

the Operating Agreement.

(i) All of the representations and warranties of Buyer and Parent in this Agreement must have been accurate in all material respects as of the date hereof and must be accurate in all material respects as if made on the Closing Date, (ii) Buyer and Parent must have performed and complied with all of their respective covenants and agreements in this Agreement to be performed prior to or at the Closing and (iii) Buyer and Parent must deliver to Seller at the Closing a certificate, in form and substance reasonably satisfactory to Seller, confirming satisfaction of the conditions in clauses (i) and (ii) above.

The sale of the Purchased Assets to Buyer must not violate any Law that has been adopted or issued, or has otherwise become effective, since the date hereof.

TERMINATION

Termination Events

This Agreement may, by written notice given to Seller or Buyer, as applicable, prior to the Closing, be terminated:

by (i) Buyer, if any representation or warranty made by Seller or any Member is inaccurate in any material respect or Seller or any Member has breached any covenant or agreement in this Agreement in any material respect or (ii) Seller, if any representation or warranty made by Buyer is inaccurate in any material respect or Buyer has breached any covenant or agreement in this Agreement in any material respect;

by (i) Buyer, if any condition in Section 0 has not been satisfied or waived in writing by December 11, 2009 or if satisfaction of any such condition is or becomes impossible (in either case, for reasons other than the failure of Buyer to comply with its obligations under this Agreement) or (ii) Seller, if any condition in Section 0 has not been satisfied or waived in writing by December 11, 2009 or if satisfaction of any such condition is or becomes impossible (in either case, for reasons other than the failure of Seller or any Member to comply with such Party’s obligations under this Agreement); or

by mutual consent of Buyer and Seller.

Effect of Termination

If this Agreement is terminated pursuant to Section 0, all further obligations of the Parties under this Agreement will terminate; provided, however, that the obligations in Section 0 (confidentiality) and 0 (miscellaneous) will survive the termination.  Nothing in this 0 will release any Party from any Liability for any breach of any representation, warranty, covenant or agreement in this Agreement.

EMPLOYEES, EMPLOYEE BENEFITS AND EMPLOYMENT AGREEMENTS

Employment of Active Employees by Buyer

Subject to compliance with customary procedures including completion of satisfactory background checks and acceptance of applicable employment policies, Buyer intends to make an offer of employment to all Active Employees (the “Hired Active Employees”).

Buyer’s expressed intention to extend offers of employment as set forth in this Section 0 will not constitute any commitment or Contract by Buyer to enter into an employment relationship with any employee of Seller of any fixed term or duration or upon any terms or conditions other than those that Buyer may establish pursuant to individual offers of employment.  Employment offered by Buyer is “at will” and may be terminated by Buyer or by an employee at any time for any reason (subject to any written commitments to the contrary made by Buyer or an employee and any requirements of Law).

Salaries and Benefits

Seller will be responsible for (a) the payment of all wages and other remuneration due to Active Employees with respect to their services as employees of Seller, including pro rata bonus payments and all vacation pay earned prior to the Closing Date, (b) the payment of any termination or severance payments (including any that arise as a result of the consummation of the Transactions) and the provision of health plan continuation coverage in accordance with the requirements of COBRA and ERISA §§ 601 through 608, and (c) any claims made or incurred by Active Employees and their beneficiaries under any of Seller’s Employee Benefits Plans.

Seller’s Retirement and Savings Plans

All Hired Active Employees who are participants in Seller’s retirement plans will retain their accrued benefits under Seller’s retirement plans as of the Closing Date, and Seller (or Seller’s retirement plans) will retain sole liability for the payment of such benefits as and when such Hired Active Employees become eligible therefor under such plans.

General Employee Provisions

Each of Seller and Buyer will give any notices required by Law and take whatever other actions with respect to the plans, programs and policies described in this 0 as may be reasonably required for it to carry out its obligations described in this 0.  Seller will provide Buyer with completed I-9 forms and attachments with respect to all Hired Active Employees, except for such employees as Seller certifies in writing to Buyer are exempt from such requirement.  Buyer will not have any responsibility, liability or obligation, whether to Active Employees, former employees, their beneficiaries or to any other Person, with respect to any Employee Benefit Plans (including the establishment, operation or termination thereof and the notification and provision of COBRA coverage extension) maintained by Seller.

POST-CLOSING COVENANTS

The Parties agree as follows with respect to the period following (and subject to) the Closing:

Payment of Excluded Liabilities

Seller will, and the Members will cause Seller to, pay, perform and discharge the Excluded Liabilities as and when due.

Payment of Assumed Liabilities

Buyer will pay, perform and discharge the Assumed Liabilities as and when due.

Bulk Transfer Compliance

Inasmuch as Buyer is to assume the Assumed Liabilities and Seller is to pay, perform and discharge the Excluded Liabilities, Buyer and Seller hereby mutually agree to waive compliance with the provisions of any bulk transfer or sales laws, to the extent applicable to the Transactions.

Tax Covenants

Seller will, at its own expense, file when due all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, including penalties an interest thereon (collectively, the “Transfer Taxes”), and, if required by applicable Law, Buyer will, and will cause its Affiliates to, join in the execution of any such properly completed Tax Returns and other documentation.  Seller will pay its Transfer Taxes when due.  Each of Seller and Buyer shall be responsible for its pro rata share of the current year’s personal property, real property, ad valorem and similar Taxes with respect to the Purchased Assets, prorated on a calendar year basis as of the Closing Date.  Notwithstanding the foregoing, Seller shall be responsible for all Taxes for all prior calendar years and periods prior to and including the Closing Date.

Consents

This Agreement will not constitute an assignment, attempted assignment or agreement to assign any Contract or Permit to the extent that any attempted assignment or agreement to assign such Contract or Permit without the Consent of any Person would constitute a breach thereof or would impair the rights of Seller or Buyer thereunder and such Consent is not obtained.  If any Consent set forth or required to be set forth on Schedule 0 has not been obtained prior to or at the Closing, then Seller will, and the Members will cause Seller to, use its best efforts to obtain such Consent.  Until such Consent is obtained, or the Contract or Permit to which such Consent relates is novated or terminated, to the extent permissible under such Contract or Permit, Buyer will be entitled to receive all of Seller’s benefits under such Contract or Permit and, to the extent it receives such benefits, will perform all of the obligations of Seller under such Contract or Permit.  Seller will, at Buyer’s request, do all such acts and things as Buyer may reasonably request to enable due performance of such Contract or Permit and to provide for Buyer the benefits, subject to the obligations, of such Contract or Permit.  Without limiting the generality of the foregoing, Seller will provide all reasonable assistance to Buyer (at Buyer’s request) to enable Buyer to enforce its rights under such Contract or Permit.

Client and Account Debtor Notifications; Mail and Receivables; Accounts Receivable Financing Agreement

As soon as practicable following the Closing, Buyer will send notifications to (a) each Client and any related guarantor notifying them that such Client’s Client Agreement, Client Documentation and Client Obligations have been transferred and assigned to Buyer and (b) to each account debtor in respect of the Acquired Client Transaction Rights that its payment obligations with respect thereto should be made to Buyer.  Seller hereby irrevocably authorizes Buyer after the Closing to receive and open all mail and other communications received by Buyer and addressed or directed to Seller and, to the extent relating to the Business, the Purchased Assets or the Assumed Liabilities, to act with respect to such communications in such manner as Buyer may elect.  Seller hereby irrevocably authorizes Buyer after the Closing to endorse, without recourse, the name of Seller on any check or any other evidence of indebtedness received by Buyer on account of any of the Purchased Assets or the Business.  After the Closing, Seller will, and the Members will cause Seller to, remit to Buyer within 24 hours any payment relating to the Business or the Purchased Assets (including payments on Receivables and Purchase Orders) that Seller receives.  As soon as practicable following the Closing, Buyer and Anchor will work in good faith to negotiate the terms of an agreement pursuant to which Buyer would receive accounts receivable financing at Parent’s lower cost of funds while retaining all profit and loss associated with such accounts receivable on mutually satisfactory terms (the “Anchor/Brookridge Financing Agreement”).

Litigation Support

If any Party is evaluating, pursuing, contesting or defending against any Proceeding in connection with (a) any Transaction or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Seller, each other Party will cooperate with such Party and such Party’s counsel in the evaluation, pursuit, contest or defense, make available its personnel, and provide such testimony and access to its books and records as may be necessary in connection therewith.  The evaluating, pursuing, contesting or defending Party will reimburse each other Party for its out-of-pocket expenses related to such cooperation (unless the contesting or defending Party is entitled to indemnification therefor under 0).

Transition

After the Closing, at Buyer’s request, Seller will cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of Seller existing prior to the Closing, including relationships with lessors, lessees, employees, Governmental Bodies, licensors, licensees, customers, suppliers and others, and Seller will satisfy the Excluded Liabilities in a manner that is not detrimental to any of such relationships.  Seller will refer to Buyer all inquiries relating to the Business.

Confidentiality; Public Disclosure

Seller and each Member will, and will cause its Affiliates and Representatives to, maintain the confidentiality of the Confidential Information at all times, and will not, directly or indirectly, use any Confidential Information for its own benefit or for the benefit of any other Person or reveal or disclose any Confidential Information to any Person other than authorized Representatives of Buyer, except in connection with this Agreement or with the prior written consent of Buyer.  The covenants in this Section 0 will not apply to Confidential Information that (a) is or becomes available to the general public through no breach of this Agreement by Seller, any Member or any of their respective Affiliates or Representatives or, to the Knowledge of Seller or any Member, breach by any other Person of a duty of confidentiality to Buyer or (b) Seller is required to disclose by applicable Law; provided, however, that Seller will notify Buyer in writing of such required disclosure as much in advance as practicable in the circumstances and cooperate with Buyer to limit the scope of such disclosure.  At any time that Buyer may request, Seller and each Member will, and will cause their respective Affiliates and Representatives to, turn over or return to Buyer all Confidential Information in any form (including all copies and reproductions thereof) in their respective possession or control.  No Party will issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of Buyer and Seller; provided, however, that any Party may make any public disclosure it believes in good faith is required by Law or any listing agreement concerning its publicly-traded securities (in which case such Party will use its best efforts to advise the other Parties prior to making the disclosure).  Seller and Buyer will consult with each other concerning the means by which any employee, customer or supplier of Seller or any other Person having any business relationship with Seller will be informed of the Transactions, and Buyer will have the right to be present for any such communication.

Change and Use of Name

Seller and the Members will cease to use and will not grant any license to use any name containing the term “Brookridge” or any name, slogan, logo or trademark that is similar to any of the trademarks acquired by Buyer pursuant hereto and will take such actions as Buyer may reasonably request to enable Buyer and its Affiliates to use such name, slogan, logo or trademark.  Buyer may refer to its business as formerly being Seller’s.

Retention of and Access to Books and Records

Buyer will retain for a period consistent with Buyer’s record-retention policies and practices the Books and Records delivered to Buyer. Buyer also will provide Seller and its Representatives reasonable access thereto, during normal business hours and on at least three Business Days’ prior written notice, to enable them to prepare financial statements or tax returns or deal with tax audits.  Seller will provide Buyer and its Representatives reasonable access to those books and records that are Excluded Assets, during normal business hours and on at least three Business Days’ prior written notice, for any reasonable business purpose specified by Buyer in such notice.

Further Assurances; Cooperation with Audit

Seller and the Members shall, at any time and from time to time after the Closing, upon the request of Buyer, do, execute, acknowledge and deliver, and cause to be done, executed, acknowledged or delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney or assurances as may be reasonably required to sell, transfer, convey, assign and deliver to Buyer, or to aid and assist in the collection of or reducing to possession by Buyer, of the applicable Purchased Assets, or to vest in Buyer good and marketable title to the Purchased Assets.  Additionally, Seller agrees, for a period of two years after the Closing, upon the request of Buyer, to assist Buyer in compiling historical information of Seller (including the compilation of financial information or otherwise) and to comply with any financial reporting obligations imposed by law, including the provision of audited financial statements for the years ended December 31, 2009, 2008 and 2007, respectively, in accordance with GAAP; provided the cost of such audited financial statements shall be borne by Parent.

Non-competition/Non-solicitation

Restrictions. Seller agrees not to engage in any activities competitive with the Business at any time during the Restricted Period, including any activities similar to those described in the subsections of this Section 0.  Furthermore, Seller agrees that, except as otherwise approved in writing by Buyer and Parent, during the Restricted Period, Seller will not, directly or indirectly, alone or in conjunction with any other party:

encourage, induce or attempt to induce any employee of Buyer to terminate his or her employment with Buyer or to violate any agreements between Buyer and such employee; or

call upon, contact, solicit, divert, encourage or appropriate or attempt to call upon, contact, solicit, divert, encourage or appropriate any Customer for purposes of engaging in the Business or aiding any other person in doing so; or

divert away or attempt to divert away any business from Buyer to another person or entity; or

interfere with the business relationship between a Customer and Buyer; or

engage in the Business in the Territory.

Reasonableness of Restrictions. Seller agrees that the covenants in this Section 0 are reasonable given the real and potential competition encountered (and reasonably expected to be encountered) by Buyer and the substantial knowledge and goodwill Seller has acquired with respect to the Business.  Notwithstanding the foregoing, in the event that any provision of this Section 0 is determined by a court to be invalid or unenforceable, such court may, and is hereby authorized to, reduce or limit the terms of such provision to allow it to be enforced to the maximum extent possible.

Remedies; Injunctive Relief. Seller acknowledges that Buyer will suffer irreparable harm in the event that Seller breaches any of Seller’s obligations under this Section 0 and that monetary damages will be inadequate to compensate Buyer for such breach.  Accordingly, Seller agrees that, in the event of a breach by Seller of any of Seller’s obligations under this Section 0, in addition to Buyer’s right to damages and any other rights Buyer may have at law, in equity, by contract or otherwise, Buyer will be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief, and expedited discovery for the purpose of seeking relief, in order to prevent or to restrain any such breach (and Seller agrees to waive any requirement for the securing or posting of any bond in connection with such remedies).

Member Restrictive Covenants.  Each Member hereby agrees to comply with the non-competition and other restrictive covenants contained in his Employment Agreement.

Key Person Life Insurance.

  Each Member shall take all actions reasonably requested by Parent so that Parent may purchase “key person” life insurance covering each Member and on such other terms and conditions as are satisfactory to Parent.

Client Agreements

As soon as practicable following the Closing, Anchor and the Members shall, at the Company’s expense, cause the Company’s form Purchase Order Purchase Agreement to be reviewed by counsel selected by Anchor to ensure the enforceability thereof.  Following such review, the Company’s form Purchase Order Purchase Agreement shall be modified to address any issues identified thereby (the “New Purchase Order Agreement”).  Each Member shall, jointly and severally, indemnify Anchor and hold Anchor harmless against any loss suffered by Anchor as a result of the unenforceability of any Purchase Order Purchase Agreement that is not in the form of the New Purchase Order Agreement.

INDEMNIFICATION

Indemnification by Seller and the Members

After the Closing and subject to the terms and conditions of this 0:

Each Member, severally and not jointly, will indemnify and hold harmless Buyer, Parent and their Affiliates and Representatives from, and pay and reimburse Buyer, Parent and their Affiliates and Representatives for, all Losses directly or indirectly relating to or arising from: (i) any breach or inaccuracy or any allegation of any third party that, if true, would be a breach or inaccuracy of any representation or warranty made by such Member in 0 or, to the extent related to any such representation or warranty, pursuant to the certificates delivered by such Member pursuant to Section 0; or (ii) any breach of any covenant or agreement of such Member in 0.

Seller and each Member, to the extent of their respective Liability Caps as set forth below, jointly and severally, will indemnify and hold harmless Buyer and its Affiliates and Representatives from, and pay and reimburse Buyer and its Affiliates and Representatives for, all Losses directly or indirectly relating to or arising from:  (i) any material breach or inaccuracy or any allegation of any third party that, if true, would be a breach or inaccuracy of any representation or warranty made by Seller in this Agreement; (ii) any material breach of any covenant or agreement of Seller in this Agreement; (iii) any failure to pay, perform or otherwise discharge any Excluded Liability as and when due or any Liability arising out of or in connection with non-compliance with any “bulk sales,” “bulk transfer” or any similar Law other than as a result of any failure by Buyer to discharge any Assumed Liability; or (iv) any claim by Seller, any Member or any Person claiming through or on behalf of Seller or any Member arising out of or relating to any act or omission by Buyer or any other Person in reliance upon instructions from or notices given by Seller.

Indemnification by Buyer and Parent

After the Closing and subject to the terms and conditions of this 0, Buyer and Parent, jointly and severally, will indemnify and hold harmless Seller from, and pay and reimburse Seller for, all Losses, directly or indirectly, relating to or arising from:  (i) any breach or inaccuracy or any allegation of any third party that, if true, would be a breach or inaccuracy of any representation or warranty made by Buyer in this Agreement; (ii) any breach of any covenant or agreement of Buyer in this Agreement; or (iii) any failure to pay, perform or otherwise discharge any Assumed Liability as and when due.

Survival and Time Limitations

All representations, warranties, covenants and agreements of the Parties in this Agreement or any other certificate or document delivered pursuant to this Agreement will survive the Closing.    Seller and the Members will have no Liability with respect to any claim for any breach or inaccuracy of any representation or warranty in this Agreement or any other certificate or document delivered pursuant to this Agreement, or any covenant or agreement in this Agreement to be performed and complied with prior to the Closing Date, unless Parent or Buyer notifies the Members of such a claim on or before the date two (2) years after the Closing Date; provided, however, that any claim relating to 0 (Members) or Section 0 (organization), 0 (authority), 0 (conflicts) or 0 (title to assets), fraud, or any covenant or agreement to be performed or complied with at or after the Closing may be made at any time within any applicable statute or period of limitations.

Manner of Payment

Buyer or Parent may set off any amount to which it may be entitled under Section 0 or this 0 against any amount otherwise payable by Buyer, Parent or their Affiliates to Seller or any Member, including amounts otherwise payable to Seller pursuant to Section 0 or any other written commercial agreement between Buyer and Seller.  The exercise of such set-off right in good faith will not constitute a breach or event of default under any Contract relating to any amount against which the set-off is applied.

Other Indemnification Matters

All indemnification payments payable to Buyer under this 0 will be deemed adjustments to the Purchase Price.  The right to indemnification will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the date hereof, with respect to any representation, warranty, covenant or agreement in this Agreement.  THE INDEMNIFICATION PROVISIONS IN THIS ARTICLE XI WILL BE ENFORCEABLE REGARDLESS OF WHETHER ANY PERSON ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR ITS AFFILIATES, OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED ON THE PERSON SEEKING INDEMNIFICATION OR ITS AFFILIATES.The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, will not affect the right to indemnification, payment of damages, or other remedy based on any such representation, warranty, covenant or agreement.

Any person or entity claiming indemnification hereunder is hereinafter referred to as the “Indemnified Party” and any person against whom such claims are asserted hereunder is hereinafter referred to as the “Indemnifying Party.”  In the event that any Losses are asserted against or sought to be collected from an Indemnified Party by a third party, said Indemnified Party shall with reasonable promptness notify the Indemnifying Party of the Losses, specifying the nature of and specific basis for such Losses and the amount or the estimated amount thereof to the extent then feasible (the “Claim Notice”); provided, however, that any failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is materially prejudiced by such failure.  The Indemnifying Party shall have 30 days from the personal delivery or receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party (i) whether or not it disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such Losses and (ii) whether or not it desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Losses; provided, however, that any Indemnified Party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party (and of which it shall have given notice and opportunity to comment to the Indemnifying Party) and not prejudicial to the Indemnifying Party.  In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such Losses and except as hereinafter provided, the Indemnifying Party shall have the right to defend by all appropriate proceedings, and with counsel of its own choosing which such counsel shall be reasonably satisfactory to the Indemnified Party, which proceedings shall be promptly settled or prosecuted by them to a final conclusion.  If the Indemnified Party desires to participate in, but not control, any such defense or settlement it may do so at its sole cost and expense.  In such case, (A) if requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Losses that the Indemnifying Party elects to contest, or, if appropriate and related to the claim in question, in making any counterclaim against the person asserting the third party Losses, or any cross-complaint against any person and (B) the subject claims may be settled or otherwise compromised only with the prior written consent of the Indemnified Party which consent will not be withheld unreasonably.  If the Indemnified Party does not so choose to defend the Indemnified Party against such Losses the Indemnified Party shall be entitled to defend against, and consent to the entry of any judgment or enter into any settlement with respect to, such claims in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (X) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically (but no less often than monthly) for the costs of defending against such claims, including attorneys’ fees and expenses, and (Y) the Indemnifying Party will remain responsible for any Losses the Indemnified Party may incur relating to or arising out of the Third-Party Claim to the fullest extent provided in this 0.

Member’s Liability Cap

.  Notwithstanding anything contained herein to the contrary, each Member’s maximum aggregate liability with respect to Section 0 and any representation or warranty made by such Member pursuant to this Agreement will be limited to an amount equal to one-quarter (1/4) of the Cash Purchase Price and any subsequent Contingent Purchase Price Consideration actually paid by Buyer (“Member’s Liability Cap”), unless such liability is the result of fraud on the part of a Member.  In the event the liability of a Member hereunder results from the fraudulent activity of a Member, such liability shall be unlimited in amount as to any such Member engaging in the fraudulent activity.

MISCELLANEOUS

Further Assurances

Each Party agrees to furnish upon request to any other Party such further information, to execute and deliver to any other Party such other documents, and to do such other acts and things (including the execution and delivery of such further instruments or documents as may be necessary or convenient to transfer and convey any Purchased Asset to Buyer), all as any other Party may reasonably request for the purpose of carrying out the intent of the Transaction Documents.

No Third-Party Beneficiaries

This Agreement does not confer any rights or remedies upon any Person (including any employee of Seller) other than the Parties, their respective successors and permitted assigns and, as expressly set forth in this Agreement, any Indemnified Party.

Entire Agreement

The Transaction Documents constitute the entire agreement among the Parties with respect to the subject matter of the Transaction Documents and supersede all prior agreements (whether written or oral and whether express or implied) among any Parties to the extent related to the subject matter of the Transaction Documents (including any letter of intent or confidentiality agreement).

Successors and Assigns

This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  Neither Seller nor any Member may assign, delegate or otherwise transfer (whether by operation of law or otherwise) any of its rights, interests or obligations in this Agreement without the prior written approval of Buyer.  Buyer may assign any or all of its rights or interests, or delegate any or all of its obligations, in this Agreement to (a) any successor to Buyer or any acquirer of a material portion of the business or assets of Buyer, (b) one or more of Buyer’s Affiliates, or (c) any lender to Buyer or its Affiliates as security for obligations to such lender.

Counterparts

This Agreement may be executed by the Parties in multiple counterparts and shall be effective as of the date set forth above when each Party shall have executed and delivered a counterpart hereof, whether or not the same counterpart is executed and delivered by each Party.  When so executed and delivered, each such counterpart shall be deemed an original and all such counterparts shall be deemed one and the same document.  Transmission of images of signed signature pages by facsimile, e-mail or other electronic means shall have the same effect as the delivery of manually signed documents in person.

Notices

Any notice pursuant to this Agreement must be in writing and will be deemed effectively given to another Party on the earliest of the date (a) three Business Days after such notice is sent by registered U.S. mail, return receipt requested, (b) one Business Day after receipt of confirmation if such notice is sent by facsimile, (c) one Business Day after delivery of such notice into the custody and control of an overnight courier service for next day delivery, (d) one Business Day after delivery of such notice in person and (e) such notice is received by that Party; in each case to the appropriate address below (or to such other address as a Party may designate by notice to the other Parties):

If to Seller:	with a copy to (which shall not constitute notice):
Brookridge Funding, LLC	Cramer & Anderson LLP
26 Mill Plain Road	51 Main Street
Danbury, CT 06811	New Milford, CT 06776
Fax:(203) 790-7326	Fax: (860) 355-9460
Phone: (203) 790-7301	Phone: (860) 355-2631
Attn: Michael P. Hilton	Attn: Mitchell J. Melnick

If to Hilton:	If to McNiff:

26 Mill Plain Road	26 Mill Plain Road
Danbury, CT 06811	Danbury, CT 06811
Fax: (203) 790-7326	Fax: (203) 790-7326
Phone: (203) 790-7301	Phone: (203) 790-7301

If to Buyer:	with a copy to (which shall not constitute notice):
Brookridge Funding Services, LLC	K&L Gates LLP
10801 Johnston Road, Suite 210	214 North Tryon Street , 47th Floor
Charlotte, NC 28226	Charlotte, NC 28202
Fax: (561) 961-9005	Fax: (704) 353-3140
Phone: (866) 950-6669 (ext. 303)	Phone: (704) 331-7440
Attn: Brad Bernstein	Attn: Mark R. Busch

Arbitration

Any controversy, claim or dispute arising out of or relating to Section 0 (Contingent Purchase Price Consideration) shall be determined by binding arbitration to be conducted in Charlotte, North Carolina (or such other location as Buyer and Seller may mutually agree to in writing) before a single arbitrator selected in accordance with the Rules.  Arbitration proceedings shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association or such other rules and procedures as shall be agreed upon by Buyer and Seller (the “Rules”).  The Parties hereby agree to abide and be bound by all decisions and awards rendered by the arbitrator.  Judgment upon such decisions and awards may be entered in any court of competent jurisdiction.

JURISDICTION; SERVICE OF PROCESS

EACH PARTY (a) CONSENTS TO THE PERSONAL JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN CHARLOTTE, NORTH CAROLINA (AND ANY CORRESPONDING APPELLATE COURT) IN ANY PROCEEDING ARISING OUT OF OR RELATING TO ANY TRANSACTION DOCUMENT, (b) WAIVES ANY VENUE OR INCONVENIENT FORUM DEFENSE TO ANY PROCEEDING MAINTAINED IN SUCH COURTS, AND (c) EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, AGREES NOT TO INITIATE ANY PROCEEDING ARISING OUT OF OR RELATING TO ANY TRANSACTION DOCUMENT IN ANY OTHER COURT OR FORUM.  PROCESS IN ANY SUCH PROCEEDING MAY BE SERVED ON ANY PARTY ANYWHERE IN THE WORLD.

Governing Law

This Agreement and all other Transaction Documents (unless otherwise stated therein) will be governed by the laws of the State of North Carolina without giving effect to any choice or conflict of law principles of any jurisdiction.

Amendments and Waivers

Prior to the Closing, no amendment of any provision of this Agreement will be valid unless the amendment is in writing and signed by Buyer and Seller.  After the Closing, no amendment of any provision of this Agreement will be valid unless the amendment is in writing and signed by Buyer, Seller and the Members.  No waiver of any provision of this Agreement will be valid unless the waiver is in writing and signed by the waiving Party.  The failure of a Party at any time to require performance of any provision of this Agreement will not affect such Party’s rights at a later time to enforce such provision.  No waiver by any Party of any breach of this Agreement will be deemed to extend to any other breach hereunder or affect in any way any rights arising by virtue of any other breach.

Severability

Any provision of this Agreement that is determined by any court of competent jurisdiction to be invalid or unenforceable will not affect the validity or enforceability of any other provision hereof or the invalid or unenforceable provision in any other situation or in any other jurisdiction. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Expenses

Seller and the Members will bear all expenses incurred by Seller or any Member or any of their respective Representatives in connection with the Transactions contemplated to be performed before or on the Closing  Date.  Except as otherwise expressly provided in this Agreement, Buyer will bear all expenses incurred by Buyer or any of its Representatives in connection with the Transactions contemplated to be performed before or on the Closing Date.  If this Agreement is terminated, the obligation of each Party to pay its own expenses will be subject to any rights of such Party arising from a breach of this Agreement by another Party.

Interpretation

The article and section headings in this Agreement are inserted for convenience only and are not intended to affect the interpretation of this Agreement.  Any reference in this Agreement to any Article or Section refers to the corresponding Article or Section of this Agreement.  Any reference in this Agreement to any Schedule or Exhibit refers to the corresponding Schedule or Exhibit attached to this Agreement and all such Schedules and Exhibits are incorporated herein by reference.  The word “including” in this Agreement means “including without limitation.”  This Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision in this Agreement.  Unless the context requires otherwise, any reference to any Law will be deemed also to refer to all amendments and successor provisions thereto and all rules and regulations promulgated thereunder, in each case as in effect as of the date hereof and the Closing Date.  All accounting terms not specifically defined in this Agreement will be construed in accordance with GAAP as in effect on the date hereof (unless another effective date is specified herein).  The word “or” in this Agreement is disjunctive but not necessarily exclusive.  All words in this Agreement will be construed to be of such gender or number as the circumstances require.  References in this Agreement to time periods in terms of a certain number of days mean calendar days unless expressly stated herein to be Business Days.  In interpreting and enforcing this Agreement, each representation and warranty will be given independent significance of fact and will not be deemed superseded or modified by any other such representation or warranty.

Specific Performance

 Each Party acknowledges that the other Parties would be damaged irreparably and would have no adequate remedy of law if any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached.  Accordingly, each Party agrees that the other Parties will be entitled to an injunction to prevent any breach of any provision of this Agreement and to enforce specifically any provision of this Agreement, in addition to any other remedy to which they may be entitled and without having to prove the inadequacy of any other remedy they may have at law or in equity and without being required to post bond or other security.

Time Is of the Essence

Time is of the essence with respect to all time periods and dates set forth herein.

Attorneys’ Fees

In the event any Party has to enforce its rights under this Agreement due to a breach by another Party, the prevailing Party in any such enforcement action shall be entitled to recover from the other Party, all costs it incurs in connection with enforcing its rights hereunder including but not limited to, all attorneys’ fees, court costs and costs and fees of appeal.

[Signature pages follow]

The Parties have executed and delivered this Asset Purchase Agreement as of the date first written above.

Buyer:

 BROOKRIDGE FUNDING SERVICES, LLC

By: /s/ Michael P. Hilton
Name: Michael P. Hilton
Title:   Manager

Seller:

BROOKRIDGE FUNDING, LLC

By: /s/ John A. McNiff, III
Name: John A. McNiff
Title:   Manager

Parent:

ANCHOR FUNDING SERVICES, INC.

By:/s/ Brad Bernstein
Name:Brad Bernstein
Title: President

Members:

/s/ Michael P. Hilton
Michael P. Hilton

/s/ John A. McNiff,III
John A. McNiff III

EXHIBIT A

DEFINITIONS

“Account Debtor” means any Person obligated to pay in respect of a Receivable.

 “Active Employees” means all employees employed by Seller, including employees on temporary leave of absence, including family medical leave, military leave, temporary disability or sick leave, but excluding employees on long-term disability leave.

“Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, the specified Person.  The term “control” means (a) the possession, directly or indirectly, of the power to vote 10% or more of the securities or other equity interests of a Person having ordinary voting power, (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, by contract or otherwise or (c) being a director, officer, executor, trustee or fiduciary (or their equivalents) of a Person or a Person that controls such Person.

“Agreement” is defined in the opening paragraph.

“Assumed Liabilities” is defined in Section 0.

“Balance Sheet” means the audited balance sheet of Seller as of December 31, 2008, and the notes thereto, all of which are attached to Schedule 0.

“Balance Sheet Date” means the date of the Balance Sheet.

“Books and Records” is defined in Section 0.

“Book Value” means (1) with respect to Acquired Client Transaction Rights associated with Purchase Orders, net funds employed with respect to the related Purchase Orders plus accrued fees, and (2) with respect to Acquired Client Transaction Rights associated with Receivables, the amount of the related Receivables less client reserves (net of accrued fees). “Broker Agreement” means any Contract between Seller and any Person pursuant to which such Person solicits new prospective clients for Seller.

“Business” means the business conducted by Seller, including (a) invoice or accounts receivable factoring, (b) inventory financing, purchase order financing or services related to the sale and assignment of purchase orders and (c) the activities carried on by Seller for the purpose of providing factoring services to its customers.

“Business Day” means any day that is not a Saturday, Sunday or any other day on which banks are required or authorized by law to be closed in Charlotte, North Carolina.

“Buyer” is defined in the opening paragraph.

“Cap” is defined in Section 0.

“Client” means any Person who sells Purchase Orders or Receivables to Seller under a Client Agreement.

“Client Agreements” shall mean all purchase order finance agreements, factoring agreements, related security agreements, assignments of purchase orders and accounts, agreements for the sale and assignment of purchase orders, accounts or billings and any other agreements pertaining to the purchase of purchase orders or accounts to which Seller is a party with any Client.

“Client Documentation” shall mean, collectively, all Client Agreements, all powers of attorney executed by any Client in favor of Seller in connection with any factoring or purchase order financing arrangement between such Client and Seller, all financing statements between Seller, as secured party, and any Client, as debtor, filed in connection with any such arrangements, all guarantees of any such arrangements, all agreements, instruments, certificates, invoices, letters of credit, performance bonds, promissory notes, chattel paper, bills of lading and other documents evidencing or pertaining to any and all purchase order which are financed or accounts which are factored pursuant to such arrangement and all other documentation relating to any such arrangement.

“Client Obligations” means the principal amount of all advances, and other extensions of credit or other financial accommodations made to or on behalf of the Client pursuant to any Client Agreement, and all other amounts, such as attorney’s fees (other than interest or other compensation) chargeable to the Client pursuant thereto.

“Client Transaction Rights” means Seller’s rights with respect to Client Agreements including the related Client Obligations, the Collateral and all other sources of repayment thereof.

“Closing” is defined in Section 0.

“Closing Date” is defined in Section 0.

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code § 4980B.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all collateral, guarantees, letters of credit and performance bonds received by or granted to Seller pursuant to a Client Agreement, or otherwise securing the Client Obligations, including security interests in present and future Inventory, Accounts, Instruments, Documents, Chattel Paper, General Intangibles, Investment Property (each as defined in the Uniform Commercial Code), and the proceeds of all of the foregoing.

“Confidential Information” means information concerning the Business or affairs of Seller, including information relating to customers, clients, suppliers, distributors, investors, lenders, consultants, independent contractors or employees, customer and supplier lists, price lists and pricing policies, cost information, financial statements and information, budgets and projections, business plans, production costs, market research, marketing plans and proposals, sales and distribution strategies, manufacturing and production processes and techniques, processes and business methods, technical information, pending projects and proposals, new business plans and initiatives, research and development projects, inventions, discoveries, ideas, technologies, trade secrets, know-how, formulae, technical data, designs, patterns, marks, names, improvements, industrial designs, mask works, compositions, works of authorship and other Intellectual Property, devices, samples, plans, drawings and specifications, photographs and digital images, computer software and programming, all other confidential information and materials relating to the Business, and all notes, analyses, compilations, studies, summaries, reports, manuals, documents and other materials prepared by or for Seller containing or based in whole or in part on any of the foregoing, whether in verbal, written, graphic, electronic or any other form and whether or not conceived, developed or prepared in whole or in part by Seller.

“Consent” means any consent, approval, authorization, permission or waiver.

“Contingent Purchase Price Consideration” is defined in Section 0.

“Contract” means any contract, obligation, understanding, commitment, lease, license, purchase order, bid or other agreement, whether written or oral or whether express or implied, together with all amendments and other modifications thereto.

“Credit Agreement” means that certain Credit Agreement, dated as of the Closing Date, by and among Buyer and Parent or its Affiliates, providing for a senior line of credit in the aggregate original principal amount of $3,700,000 at an applicable annual interest rate of twenty (20%) percent, as amended, restated, supplemented or otherwise modified from time to time.

 “Customer” means any Person who sells or sold Purchase Orders or Receivables to Seller under a Client Agreement on the Closing Date or during the 12-month period prior to such date.

“Debt Repayment Amount” is defined in Section 0.

“Employee Benefit Plan” means any (a) qualified or nonqualified Employee Pension Benefit Plan (including any Multiemployer Plan) or deferred compensation or retirement plan or arrangement, (b) Employee Welfare Benefit Plan or (c) equity-based plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation or restricted stock plan) or material fringe benefit or other retirement, severance, bonus, profit-sharing or incentive plan or arrangement.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA § 3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA § 3(1).

“Employment Agreements” means the Employment Agreements between Buyer and each Hilton and McNiff in the form of Exhibits B-1 and B-2 attached hereto.

“Encumbrance” means any lien, mortgage, pledge, encumbrance, charge, security interest, adverse or other claim, community property interest, condition, equitable interest, option, warrant, right of first refusal, easement, profit, license, servitude, right of way, covenant, zoning or other restriction of any kind or nature.

“Environmental Law” means any Law relating to the environment, health or safety, including any Law relating to the presence, use, production, generation, handling, management, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any material, substance or waste limited or regulated by any Governmental Body.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Excluded Clients” shall mean all Client Transaction Rights under the Client Agreements that are not purchased by Buyer, as set forth on Schedule 3.10(b).

“Excluded Assets” is defined in Section 0.

“Excluded Contracts” is defined in Section 0.

“Excluded Liabilities” is defined in Section 0.

“Financial Statements” is defined in Section 0.

“GAAP” means generally accepted accounting principles in the United States as set forth in pronouncements of the Financial Accounting Standards Board (and its predecessors) and the American Institute of Certified Public Accountants and, unless otherwise specified, as in effect on the date hereof or, with respect to any financial statements, the date such financial statements were prepared.

“Governmental Body” means any federal, state, local, foreign or other government or quasi-governmental authority or any department, agency, subdivision, court or other tribunal of any of the foregoing.

“Hired Active Employees” is defined in Section 0.

“Indebtedness” means as to any Person at any time: (a)  obligations of such Person for borrowed money; (b) obligations of such Person evidenced by bonds, notes, debentures or other similar instruments; (c) obligations of such Person to pay the deferred purchase price of property or services (including obligations under noncompete, consulting or similar arrangements), except trade accounts payable of such Person arising in the ordinary course of business that are not past due by more than 90 days or that are being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves have been established on the financial statements of such Person; (d) capitalized lease obligations of such Person; (e) indebtedness or other obligations of others guaranteed by such Person; (f) obligations secured by an Encumbrance existing on any property or asset owned by such Person; (g) reimbursement obligations of such Person relating to letters of credit, bankers’ acceptances, surety or other bonds or similar instruments; (h) Liabilities of such Person relating to unfunded, vested benefits under any Employee Benefit Plan (excluding obligations to deliver stock pursuant to stock options or stock ownership plans); and (i) net payment obligations incurred by such Person pursuant to any hedging agreement.

“Insurance Policies” is defined in Section 0.

“Intellectual Property” means (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), improvements thereto, and patents, patent applications, and patent disclosures, together with reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (b) trademarks, service marks, trade dress, logos, trade names, and corporate names, together with translations, adaptations, derivations and combinations thereof and including goodwill associated therewith, and applications, registrations, and renewals in connection therewith; (c) copyrightable works, copyrights, and applications, registrations and renewals in connection therewith; (d) mask works and applications, registrations and renewals in connection therewith; (e) trade secrets and Confidential Information; (f) computer software, in object and source code format (including data and related documentation); (g) plans, drawings, architectural plans and specifications; (h) websites; (i) other proprietary rights; and (j) copies and tangible embodiments and expressions thereof (in whatever form or medium), all improvements and modifications thereto and derivative works thereof.

“Interests” means the limited liability company membership interests of Seller.

“Interim Balance Sheet” is defined in Section 0.

“Interim Balance Sheet Date” means the date of the Interim Balance Sheet.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge” means (a) actual knowledge or (b) knowledge that would be expected to be obtained after a reasonably comprehensive investigation concerning the matter at issue.  Seller and each Member that is not an individual will be deemed to have Knowledge of a matter if any Affiliate of such Person or any employee of such Person with responsibility for such matter has, or at any time had, Knowledge of such matter.

“Law” means any federal, state, local, foreign or other law, statute, ordinance, regulation, rule, regulatory or administrative guidance, Order, constitution, treaty, principle of common law or other restriction of any Governmental Body.

“Lease” is defined in Section 0.

“Liability” means any liability, obligation or commitment of any kind or nature, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.

“License” is defined in Section 0.

“Loss” means any loss, claim, demand, Order, damage, penalty, fine, cost (including any opportunity cost), settlement payment, Liability, Tax, Encumbrance, diminution of value, expense, fee, court costs or reasonable attorneys’ fees and expenses.

“Material Adverse Effect” means any material adverse effect on the Business, operations, properties, assets, Liabilities, condition (financial or otherwise) or prospects of Seller.

“Material Contract” is defined in Section 0.

“Members” is defined in the opening paragraph.

“Net Operating Income” means, the net operating income (or net operating loss) of Buyer for the period in question after giving effect to deduction of or provision for all operating expenses, all taxes (excluding federal, state and local income taxes) and reserves (including reserves for deferred taxes) and all other proper deductions, all determined in accordance with GAAP; provided, that there shall be excluded: (a) any net gains or losses on the sale or other disposition, not in the ordinary course of business, of investments and other capital assets, (b) any net gain arising from the collection of the proceeds of any insurance policy, (c) any write-up of any asset and (d) any other extraordinary item (as determined by GAAP); provided, further, that in determining Net Operating Income, (1) any costs for services or benefits provided to Buyer by Parent or any Affiliate thereof shall be deducted as expenses and be allocated to Buyer in reasonable proportion to the percentage of the benefit to Buyer as compared to the benefit to Parent’s Affiliates generally, provided that in no event will such allocations exceed $5,000 in a fiscal quarter; (2) if any amount owing from a client of Buyer shall fail for any reason to be collected within 150 days, such amount shall be treated as a deduction from Net Operating Income at that time whether or not such amount is required to be written off under GAAP (provided that any such deduction shall be reversed if later collected); and (3) to the extent any Purchase Order or Receivable fails to be collected and results in a payment to Buyer pursuant to Section 0, any income or loss associated with such Purchase Order or Receivable shall be disregarded in computing Net Operating Income.

“Operating Agreement” means the Operating Agreement of Buyer in the form of Exhibit C.

“Order” means any order, award, decision, injunction, judgment, ruling, decree, charge, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Body or arbitrator.

“Organizational Documents” means (a) the certificate or articles of formation and the limited liability company agreement, (b) any documents comparable to those described in clause (c) as may be applicable pursuant to any Law and (d) any amendment or modification to any of the foregoing.

“Parent” means Anchor Funding Services, Inc., a Delaware corporation.

“Participation Agreement” means any Contract between Seller and any Person pursuant to which Seller sold to such Person a participation in Seller’s financing relationship with any Client.

“Party” means Buyer, Seller or any Member.

“Permit” means any permit, license or Consent issued by any Governmental Body or pursuant to any Law.

“Permitted Encumbrance” means (a) any mechanic’s, materialmen’s or similar statutory lien incurred in the ordinary course of business for monies not yet due, (b) any lien for Taxes not yet due, (c) any recorded easement, covenant, zoning or other restriction on the Real Property that, together with all other Permitted Encumbrances, does not prohibit or impair the current use, occupancy, value or marketability of title of the property subject thereto and (d) the Encbumbrances set forth on Schedule 0.

“Person” means any individual, corporation, limited liability company, partnership, company, sole proprietorship, joint venture, trust, estate, association, organization, labor union, Governmental Body or other entity.

“Proceeding” means any proceeding, charge, complaint, claim, demand, notice, action, suit, litigation, hearing, audit, investigation, arbitration or mediation (in each case, whether civil, criminal, administrative, investigative or informal) commenced, conducted, heard or pending by or before any Governmental Body, arbitrator or mediator.

“Purchase Price” is defined in Section 0.

“Purchased Assets” is defined in Section 0.

“Purchase Orders” means purchase orders sold to Seller under a Client Agreement.

“Real Property” is defined in Section 0.

“Receivables” means accounts receivable sold to Seller under a Client Agreement.

“Related Person” means (a) with respect to a specified individual, any member of such individual’s Family and any Affiliate of any member of such individual’s Family and (b) with respect to a specified Person other than an individual, any Affiliate of such Person and any member of the Family of any such Affiliates that are individuals.  The “Family” of a specified individual means the individual, such individual’s spouse and former spouses, any other individual who is related to the specified individual or such individual’s spouse or former spouse within the third degree, and any other individual who resides with the specified individual.  Seller will not be deemed to be a Related Person of any Member.

“Representative” means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Restricted Period” means the period commencing on the Closing Date and ending on the fifth anniversary of such date.

“Rules” is defined in Section 0.

“Secured Debt” means any Indebtedness that is secured by any Encumbrance other than a Permitted Encumbrance on any Purchased Asset.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” is defined in the opening paragraph.

“Senior Indebtedness” means Indebtedness of Buyer pursuant to the Senior Credit Agreement, together with fees, costs and other amounts, in each case, incurred pursuant to the Senior Credit Agreement.

“Tangible Personal Property” is defined in Section 0.

“Tax” means any federal, state, local, foreign or other income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code § 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, general service, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, however denominated, and will include any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any form, schedule or attachment thereto and any amendment or supplement thereof.

“Territory” means: (a) the State of North Carolina; (b) the State of Connecticut; (c) the State of Florida; (d) any other State in which the Seller does or did business on the date of this Agreement or during the 12-month period prior to such date; and (e) the United States of America.

“Transactions” means the transactions contemplated by the Transaction Documents.

“Transaction Documents” means this Agreement, the Employment Agreements and all other written agreements, documents and certificates contemplated by any of the foregoing documents.